UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of Earliest Event Reported): October 3, 2017 moleculin biotech, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-37758	47-4671997
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2575 WEST BELLFORT, SUITE 333, HOUSTON TX 77054

(Address of principal executive offices and zip code)

(713) 300-5160

(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2017, the Compensation Committee of the Board of Directors, after researching comparable companies and using a leading industry survey, recommended to the Board of Directors of Moleculin Biotech, Inc. (the “Company”), and after receiving the recommendation, the Board of Directors approved the following compensation arrangements with its named executive officers:

•	Walter V. Klemp, Chief Executive Officer, was granted a cash bonus award of $93,000 and was issued a 10-year option to purchase 340,000 shares of the Company's common stock, under the Company's 2015 Stock Plan, with 4-year annual vesting (i.e., one-quarter of grant vests on the first, second, third and fourth anniversary of the issuance date) and an exercise price equal the closing price of the Company's common stock on the date of approval. Effective July 1, 2017, Mr. Klemp’s base compensation was increased to $350,000 for the compensation year ending May 30, 2018, his targeted cash bonus for such year was set at 50% of base compensation, and his targeted option grant value for such year was set at $800,000; provided that the cash bonus and option grants for the year are subject to Compensation Committee approval.

•	Jonathan Foster, Chief Financial Officer, was granted a cash bonus award of $75,000 and was issued a 10-year option to purchase 145,000 shares of the Company's common stock, under the Company's 2015 Stock Plan, with 4-year annual vesting (i.e., one-quarter of grant vests on the first, second, third and fourth anniversary of the issuance date) and an exercise price equal the closing price of the Company's common stock on the date of approval. Effective July 1, 2017, Mr. Foster’s base compensation was increased to $300,000 for the compensation year ending May 30, 2018, his targeted cash bonus for such year was set at 43% of base compensation, and his targeted option grant value for such year was set at $450,000; provided that the cash bonus and option grants for the year are subject to Compensation Committee approval.

•	Donald Picker, Chief Science Officer, was granted a cash bonus award of $50,000 and was issued a 10-year option to purchase 60,000 shares of the Company's common stock, under the Company's 2015 Stock Plan, with 4-year annual vesting (i.e., one-quarter of grant vests on the first, second, third and fourth anniversary of the issuance date) and an exercise price equal the closing price of the Company's common stock on the date of approval. Effective July 1, 2017, Dr. Picker’s base compensation will be $225,000 for the compensation year ending May 30, 2018, his targeted cash bonus for such year was set at 30% of base compensation, and his targeted option grant value for such year was set at $100,000; provided that the cash bonus and option grants for the year are subject to Compensation Committee approval.

In addition, on October 3, 2017, the Board approval the following policy for compensating non-employee members of the Board:

•	Each non-employee director shall receive annual cash compensation of $35,000. In addition, the chair person of the Audit Committee, Compensation Committee and Nominating and Governance Committee shall receive an annual compensation of $15,000, $10,000 and $7,500, respectively; the other members of such committees shall receive an annual compensation of $7,500, $5,000 and $3,750, respectively; and the Lead Independent Director shall receive an annual compensation of $15,000. All payments will be made within 15 days after calendar quarter end.

•	Upon the initial appointment (or election) of non-employee directors to the Board, the director will be issued a 10-year option to purchase 20,000 shares of the Company's common stock, under the Company's 2015 Stock Plan, with 3-year annual vesting and an exercise price equal the closing price of the Company's common stock on the date of the appointment (or election).

•	Annually, on the date of the Company’s annual meeting, each non-employee director that is re-elected at the annual meeting will be issued, upon a motion and approval of the Board of Directors, a 10-year option to purchase 15,000 shares of the Company's common stock, under the Company's 2015 Stock Plan, with 3-year annual vesting and an exercise price equal the closing price of the Company's common stock on the date of the annual meeting.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLECULIN BIOTECH, INC.

Date: October 4, 2017
	By:	/s/ Jonathan P. Foster
Jonathan P. Foster
Chief Financial Officer

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